                                      AGREEMENT

                                         AND

                                    PLAN OF MERGER



                                     BY AND AMONG



                           DESIGN AUTOMATION SYSTEMS, INC.
                                (A TEXAS CORPORATION)


                                         AND


                        DYNAMIC PROFESSIONAL SERVICES, L.L.C.
                         (A TEXAS LIMITED LIABILITY COMPANY)

                                         AND


                                 COAD SOLUTIONS, INC.

            (A WHOLLY OWNED SUBSIDIARY OF DESIGN AUTOMATION SYSTEMS, INC.)
                                (A TEXAS CORPORATION)

                          TABLE OF CONTENTS

ARTICLES                                                     PAGE
--------                                                     ----
ARTICLE I      REPRESENTATIONS COVENANTS, AND WARRANTIES
               OF DESIGN AUTOMATION SYSTEMS, INC..............  1

               1.01 Organization..............................  1
               1.02 Capitalization............................  2
               1.03 Subsidiaries and Predecessor Corporations.  2
               1.04 Financial Statements......................  2
               1.05 Information...............................  3
               1.06 Options or Warrants.......................  3
               1.07 Absence of Certain Changes or Events......  3
               1.08 Litigation and Proceedings................  4
               1.09 Compliance With Applicable Security Laws..  4
               1.10 Employee Benefits.........................  5

ARTICLE II     REPRESENTATIONS, COVENANTS AND WARRANTIES
               OF COAD SOLUTIONS, INC.........................  5

               2.01 Organization.... .........................  5
               2.02 Capitalization............................  5
               2.03 Information...............................  6
               2.04 Absence of Certain Changes or Events......  6

ARTICLE III    REPRESENTATIONS, COVENANTS AND WARRANTIES
               OF DYNAMIC PROFESSIONAL SERVICES, L.L.C. ......  7

               3.01 Organization..............................  7
               3.02 Ownership.................................  7
               3.03 Subsidiaries and Predecessor Entities.....  7
               3.04 Financial Statements......................  8
               3.05 Information...............................  8
               3.06 Absence of Certain Changes or Events......  9
               3.07 Title and Related Matters................. 10
               3.08 Litigation and Proceedings................ 10
               3.09 Contracts................................. 11
               3.10 Material Contract Defaults................ 12
               3.11 No Conflict With Other Instruments........ 12
               3.12 Governmental Authorizations............... 12
               3.13 Compliance With Laws and Regulations...... 12
               3.14 Insurance................................. 13
               3.15 Approval of Agreement..................... 13
               3.16 Material Transactions or Affiliations..... 13
               3.17 Labor Relations........................... 13
               3.18 Dynamic Schedules......................... 13
               3.19 Assistance in Registration................ 14
               3.20 Year 2000................................. 14

                                  -i-

ARTICLES                                                     PAGE
--------                                                     ----
ARTICLE IV     PLAN OF MERGER................................. 15

               4.01 The Merger................................ 15
               4.02 Closing................................... 16
               4.03 Closing Events............................ 17
               4.04 Piggyback Registration Rights............. 18

ARTICLE V      SPECIAL COVENANTS.............................. 22

               5.01 Access to Properties and Records.......... 22
               5.02 Delivery of Books and Records............. 22
               5.03 Special Covenants and Representations
                    Regarding the Exchanged Stock............. 22
               5.04 Third Party Consents and Certificates..... 23
               5.05 Actions Prior to Closing.................. 23

ARTICLE VI     CONDITIONS PRECEDENT TO OBLIGATIONS
               OF DESIGN AUTOMATION SYSTEMS, INC. ............ 24

               6.01 Accuracy of Representations............... 24
               6.02 Officer's Certificates.................... 24
               6.03 No Material Adverse Change................ 24
               6.04 Good Standing............................. 24
               6.05 Other Items............................... 25

ARTICLE VII    CONDITIONS PRECEDENT TO OBLIGATIONS OF
               DYNAMIC PROFESSIONAL SERVICES, L.L.C.
               MEMBERS........................................ 25

               7.01 Accuracy of Representations............... 25
               7.02 Officer's Certificate..................... 25
               7.03 No Material Adverse Change................ 26
               7.04 Good Standing............................. 26


ARTICLE VIII   TERMINATION.................................... 26

               8.01 Termination............................... 26
               8.02 Effect of Termination..................... 26

ARTICLE IX     MISCELLANEOUS.................................. 27

               9.01 Brokers................................... 27
               9.02 Governing Law............................. 27
               9.03 Notices................................... 27
               9.04 Arbitration............................... 28

                              -ii-

ARTICLES                                                     PAGE
--------                                                     ----
               9.05 Confidentiality........................... 28
               9.06 Schedules; Knowledge...................... 29
               9.07 Third Party Beneficiaries................. 29
               9.08 Entire Agreement.......................... 29
               9.09 Survival.................................. 29
               9.10 Counterparts.............................. 30
               9.11 Amendment or Waiver....................... 30

                                    AGREEMENT
                                       AND
                                  PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this "Agreement") is entered into as of the ____ day of May, 1999 by and among DESIGN AUTOMATION SYSTEMS, INC., a Texas Corporation ("DESIGN"), COAD SOLUTIONS, INC., a Texas corporation and wholly owned subsidiary of DESIGN (hereinafter referred to as "COAD") and DYNAMIC PROFESSIONAL SERVICES, L.L.C., a Texas Limited Liability Company (hereinafter referred to as "DYNAMIC") whose members are Robert Brian Cohan, Richard Kyle Carter, Juan Francisco Guerrero, David Vincent Launey, Regina Galindo Carter and Marie Navarez Cohan. ("Members")

                                       PREMISES

     This Agreement provides for the 100% acquisition of DYNAMIC by DESIGN through the merger of DYNAMIC with and into COAD. It is the intention of all parties that this transaction qualify as a tax-free re-organization under
Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code and as such treated as a Forward Triangular Merger.

                                      AGREEMENT

     NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

                                      ARTICLE I
                      REPRESENTATIONS, COVENANTS, AND WARRANTIES
                          OF DESIGN AUTOMATION SYSTEMS, INC.

     As an inducement to, and to obtain the reliance of DYNAMIC, DESIGN represents and warrants as follows:

     SECTION 1.01. ORGANIZATION. DESIGN is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. DESIGN has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in Schedule 1.01 are complete and correct copies of the articles of incorporation, as amended, and bylaws of DESIGN as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of these articles of incorporation or bylaws. DESIGN has taken, or will take prior to Closing, (as defined in Section 4.02) all action required by laws, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement. DESIGN has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, and otherwise to consummate the transactions herein contemplated.

     SECTION 1.02. CAPITALIZATION. The authorized capitalization of DESIGN consists of 50,000,000 shares of common stock, $0.01 par value per share, of which 20,759,986 shares are currently issued and outstanding. A shareholder list is available for inspection at the offices of DESIGN. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person. There are employee incentive options outstanding as shown by Schedule 1.06.

     SECTION 1.03. SUBSIDIARIES AND PREDECESSOR CORPORATIONS. Except for Coad Solutions, Inc., a Texas corporation, and Loch Energy, Inc., DESIGN does not have any subsidiaries and does not own, beneficially or of record, any shares of any other corporation. DESIGN has title to such stock free and clear of any liens.

     SECTION 1.04. FINANCIAL STATEMENTS. DESIGN (i) has delivered or will cause to be delivered to DYNAMIC true and correct copies of Form 10-K for the fiscal year ended December 31, 1998 ("Form 10-K") and (ii) has delivered its Form 10-Q ("Form 10-Q") dated effective March 31, 1999 and (iii) has delivered its audited financial statements for the periods ended December 31, 1997 and 1996 (The "Audits"). As of their respective dates, the Form 10-K, Form 10-Q and the Audits did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form 10-K, Form 10-Q and the Audits present fairly the financial condition, assets, liabilities, and stockholders' equity of DESIGN as of its date; each such statement of income and statement of retained earnings presents fairly the results of operations of DESIGN for the period indicated and each such statement of changes in financial position presents fairly the information purported to be shown therein. The Financial Statements referred to in this

Section 1.04 have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved, are correct and complete in all material respects and are in accordance with the books and records of DESIGN, which books and records are also complete and correct in all material respects and have been maintained in accordance with sound business and accounting practices.

     SECTION 1.05. INFORMATION. The information concerning DYNAMIC set forth in this Agreement and in Schedules attached hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     SECTION 1.06. OPTIONS OR WARRANTS. Existing options, warrants, calls, or commitments of any character relating to the authorized and unissued DESIGN common stock are set forth in Schedule 1.06.

     SECTION 1.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Schedule 1.07 since March 31, 1999:

A. There has not been (i) any material adverse change in the business, operations, properties, assets, or condition of DESIGN; or (ii) any damage, destruction, or loss to DESIGN (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of DESIGN;

B. DESIGN has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of DESIGN; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transaction; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer of employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds

     $20,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

C. DESIGN has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent); (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent DESIGN balance sheet; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $20,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of DESIGN; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

     SECTION 1.08. LITIGATION AND PROCEEDINGS. Except as expressly disclosed in the Form 10-K, Form 10-Q or The Audits, there is no proceeding by or before (or, to the best knowledge of DESIGN, any investigation by) any governmental or other instrumentality or agency or before any court or other arbitrator of any kind, pending, or, to the knowledge of DESIGN, threatened against or affecting DESIGN or any of its properties or rights, except for such actions, suits, proceedings, arbitrations or investigations that do not have and are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the condition of DESIGN. There are no proceedings pending or, to the best knowledge of DESIGN, threatened, seeking to prevent or challenging the transactions contemplated by this agreement. DESIGN is not subject to any judgment, order or decree entered in any proceeding, that has had or could have a material adverse effect on the condition of DESIGN.

     SECTION 1.09. COMPLIANCE WITH APPLICABLE SECURITY LAWS. DESIGN has complied in all material respects with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934 as applicable to DESIGN.

     SECTION 1.10. EMPLOYEE BENEFITS. All members and employees of DYNAMIC shall immediately be entitled to participate in any employee benefit plans as such term is defined in Section 3(3) of the Employer Retirement Security Income Security Act of 1974. DESIGN and COAD hereby represent and warrant that they will not reduce in any material manner the benefits to which any employees of DYNAMIC are entitled under any existing health plan, 401(k) plan or other employee benefit plan and as further set forth by his or her employment contract.


                                      ARTICLE II
                     REPRESENTATIONS, COVENANTS, AND WARRANTIES
                               OF COAD SOLUTIONS, INC.

     As an inducement and to obtain the reliance of DYNAMIC, COAD represents and warrants as follows:

     SECTION 2.01. ORGANIZATION. COAD is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. COAD has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in Schedule 2.01 are complete and correct copies of the articles of incorporation and bylaws of COAD as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of these articles of incorporation or bylaws. COAD has taken, or will take prior to Closing, (as defined in Section 4.02) all action required by laws, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement. COAD has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, and otherwise to consummate the transactions herein contemplated.

     SECTION 2.02. CAPITALIZATION. The authorized capitalization of COAD consists of 100,000 shares of common stock, no par value per share, of which 1,000 shares are currently issued and outstanding and held of record by Design Automation Systems, Inc. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person. There are employee incentive options outstanding as shown by Schedule 1.06.

     SECTION 2.03. INFORMATION. The information concerning COAD set forth in this Agreement and in Schedules attached hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were, not misleading.

     SECTION 2.04. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Schedule 2.04 since March 31, 1999:

     D. There has not been (i) any material adverse change in the business, operations, properties, assets, or condition of COAD; or (ii) any damage, destruction, or loss to COAD (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of COAD;

     E.   COAD has not (i) amended its certificate of incorporation or bylaws;
          (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of COAD; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transaction; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer of employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $20,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

     F. COAD has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent); (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent COAD balance sheet; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than

          $20,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of COAD; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).


                                     ARTICLE III
                      REPRESENTATIONS, COVENANTS, AND WARRANTIES
                       OF DYNAMIC PROFESSIONAL SERVICES, L.L.C.

     As an inducement to, and to obtain the reliance of DESIGN, DYNAMIC represents and warrants as follows:

     SECTION 3.01. ORGANIZATION. DYNAMIC is a Limited Liability Company duly organized, validly existing, and in good standing under the laws of the State of Texas. DYNAMIC has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign limited liability company in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in
Schedule 3.01 are complete and correct copies of the articles of organization and regulations, of DYNAMIC as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of these articles of organization and regulations.
DYNAMIC has taken or will take prior to closing, all action required by laws, its articles of organization and regulations to authorize the execution and delivery of this Agreement. DYNAMIC has full power, authority, and legal right and has taken all action required by law, to consummate the transactions herein contemplated.

     SECTION 3.02.  OWNERSHIP. The ownership of DYNAMIC is as set forth by schedule 3.02.

     SECTION 3.03. SUBSIDIARIES AND PREDECESSOR ENTITIES. DYNAMIC does not have any subsidiaries and does not own, beneficially or of record, any other entity.

     SECTION 3.04.  FINANCIAL STATEMENTS.

     A. Included in Schedule 3.04(A) is the April 30, 1999 unaudited balance sheet and statement of operations of DYNAMIC. (The "Financial Statement")

     B. The Financial Statement has been prepared on the cash basis of accounting. DYNAMIC did not have, as of the date of The Financial Statement, except as set forth on Schedule 3.04(B), any liabilities or obligations (absolute or contingent) which should have been be reflected in the balance sheet or the notes thereto, had such financial statement been prepared in accordance with generally accepted accounting principles.

     C. DYNAMIC has filed all state, federal, and local income tax returns required to be filed by it from inception to the date hereof. Included in Schedule 3.04(C) are true and correct copies of the federal income tax returns of DYNAMIC filed since inception. Except as set forth on Schedule 3.04(C) none of such federal income tax returns have been examined by the Internal Revenue Service. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial. DYNAMIC has filed its election with the IRS to be treated as a corporation.

     D. DYNAMIC does not owe any unpaid federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) through the date hereof, for which DYNAMIC may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity. Furthermore, except as accruing in the normal course of business, DYNAMIC does not owe any accrued and unpaid taxes to date of this Agreement.

     E. The books and records, financial and otherwise, of DYNAMIC are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

     F. DYNAMIC has good and valid title to its assets and, to the best knowledge of DYNAMIC, except as set forth in Schedule 3.04(F) or The Financial Statement of DYNAMIC or the notes thereto, has no material contingent liabilities, direct or indirect, matured or unmatured.

     SECTION 3.05. INFORMATION. The information concerning DYNAMIC set forth in this Agreement and in Schedules attached hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     SECTION 3.06. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in this Agreement or Schedule 3.06, since May 1, 1999:

     A. There has not been (i) any material adverse change in the business, operations, properties, assets, or condition of DYNAMIC; or (ii) any damage, destruction, or loss to DYNAMIC (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of DYNAMIC;

     B. DYNAMIC has not (i) amended its articles of organization or regulations; (ii) waived any rights of value which in the aggregate are extraordinary or material considering the business of DYNAMIC;
          (iii) made any material change in its method of management, operations, or accounting; (iv) entered into any other material transaction; (v) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former MEMBER or employee; (vi) increased the rate of compensation payable or to become payable by it to any of its MEMBERS or any of its employees whose monthly compensation exceeds $2,000; or (vii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its MEMBERS, or employees;

     C. DYNAMIC has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business which includes expenses related to this Agreement and the Merger; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the financial statement, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $2,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $2,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of DYNAMIC; and

     D. To the best knowledge of DYNAMIC, DYNAMIC has not become subject to any law or regulation which materially and adversely affects, or in the future could reasonably be expected to materially and adversely affect, the business, operations, properties, assets, or condition of DYNAMIC.


     SECTION 3.07. TITLE AND RELATED MATTERS. DYNAMIC has good and valid title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in The Financial Statement or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet due and payable and/or delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in Schedule 3.07. Except as set forth in Schedule 3.07, DYNAMIC owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with DYNAMIC's business. Except as set forth in Schedule 3.07, no third party has any right to and DYNAMIC has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names, or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would have a materially adverse affect on the business, operations, financial condition, income, or business prospects of DYNAMIC or any material portion of its properties, assets, or rights.

     SECTION 3.08. LITIGATION AND PROCEEDINGS. Except as set forth in Schedule 3.08, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of DYNAMIC, threatened by or against DYNAMIC or affecting DYNAMIC or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. DYNAMIC does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which would result in the discovery of such a default.

     SECTION 3.09.  CONTRACTS.

     A. Schedule 3.09 lists all material contracts, agreements, franchises, license agreements, or other commitments to which DYNAMIC is a party or by which it or any of its assets, products, technology, or properties are bound;

     B. All contracts, agreements, franchises, license agreements, and other commitments to which DYNAMIC is a party or by which its properties are bound and which are material to the operations of DYNAMIC taken as a whole are valid and enforceable by DYNAMIC in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

     C. DYNAMIC is not a party to or bound by, and the properties of DYNAMIC are not subject to: any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award, which materially and adversely affects, or in the future may (as far as DYNAMIC can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of DYNAMIC; and

     D. Except as included or described in Schedule 3.09 or reflected in The Financial Statement, DYNAMIC is not a party to any oral or written (i) contract for the employment of any member or employee which is not terminable on 30 days or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which DYNAMIC is a primary obligor, of the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which in the aggregate do not exceed more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former member, of DYNAMIC or (viii) contract, agreement, or other commitment involving payments by it of more than $10,000 in the aggregate.

     SECTION 3.10. MATERIAL CONTRACT DEFAULTS. Except as set forth in Schedule 3.10, DYNAMIC is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of DYNAMIC and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which DYNAMIC has not taken adequate steps to prevent such a default from occurring.

     SECTION 3.11.  NO CONFLICT WITH OTHER INSTRUMENTS.  Except as set forth in
Schedule 3.11, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which DYNAMIC is a party or to which any of its properties or operations are subject.

     SECTION 3.12. GOVERNMENTAL AUTHORIZATIONS. Set forth in Schedule 3.12 is a description of all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state laws, as herein-after provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by DYNAMIC of this Agreement and the consummation by DYNAMIC of the transactions contemplated hereby.

     SECTION 3.13. COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth in Schedule 3.13, DYNAMIC has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of DYNAMIC or except to the extent that noncompliance would not result in the incurrence of any material liability for DYNAMIC.

     SECTION 3.14. INSURANCE. All the insurable properties of DYNAMIC are insured in their full replacement value against all risks customarily insured against by persons operating similar properties in localities where such properties are located and under valid and enforceable policies by insurers of recognized responsibility. Such policy or policies containing substantially equivalent coverage will be outstanding on the date of consummation of the transactions contemplated by this Agreement. Set forth on Schedule 3.14 is a list of all policies or binders of fire, liability, product liability, worker's compensation, vehicular or other insurance held by or on behalf of DYNAMIC (specifying for each such policy the insurer, the policy number or covering note number with respect to binders, and each pending claim thereunder, if any, and setting forth the aggregate amount paid out under each policy through the date hereof.

     SECTION 3.15. APPROVAL OF AGREEMENT. The MEMBERS of DYNAMIC have, or will by the Closing, have authorized the execution and delivery of this Agreement and have approved the transactions contemplated.

     SECTION 3.16.  MATERIAL TRANSACTIONS OR AFFILIATIONS.  Set forth in
Schedule 3.16 is a description of every material contract, agreement, or arrangement between DYNAMIC and any predecessor entity and a person who was at the time of such contract, agreement or arrangement a MEMBER, or person owning of record, or known by DYNAMIC to own beneficially, 5% or more in DYNAMIC and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. In all of such transactions, the amount paid or received, whether in cash, in services, or in kind, is, and is required to be during the unexpired portion of the term thereof, no less favorable to DYNAMIC than terms available from otherwise
unrelated parties in arm's length transactions.   There are no commitments by
DYNAMIC, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with, any such affiliated person nor is there any pending material transaction with any affiliated person.

     SECTION 3.17. LABOR RELATIONS. DYNAMIC has not had a work stoppage resulting from labor problems. To the knowledge of DYNAMIC, no union or other collective bargaining organization is organizing or attempting to organize any employee of DYNAMIC.

     SECTION 3.18. DYNAMIC SCHEDULES. DYNAMIC has delivered to DESIGN as part of this Agreement the following additional schedules, all certified by the manager of DYNAMIC as complete, true, and correct:

     A. Schedule 3.18(a) containing a description of all real property owned by DYNAMIC together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

     B. Schedule 3.18(b) listing the accounts receivable and notes and other obligations receivable of DYNAMIC as of December 31, 1998, or that arose thereafter other than in the ordinary course of business of DYNAMIC, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments which are in the aggregate material and due to or claimed by such creditor; and

     C. Schedule 3.18(c) listing the accounts payable and notes and other obligations payable of DYNAMIC as of April 30, 1999, or that arose thereafter other than in the ordinary course of the business of DYNAMIC, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set-offs, reimbursements, discounts, or other adjustments which in the aggregate are material and due or payable to DYNAMIC respecting such obligations.

     SECTION 3.19. As provided by 4.04B.

     SECTION 3.20. YEAR 2000. Year 2000 defects resulted from computer programs being written using two digits rather than four to define the applicable year. DYNAMIC represents and warrants that DYNAMIC's operation systems are free from Year 2000 defects, or that if such defects exist the cost of repair would not have a material adverse effect on the financial condition of DYNAMIC. DESIGN and DYNAMIC agree that this Section 3.20 shall not apply to the Windows 95 operating system used by DYNAMIC.

                                      ARTICLE IV
                                    PLAN OF MERGER

     SECTION 4.01.  THE MERGER.

     A. Subject to the provisions of this Agreement, DYNAMIC shall be merged with and into COAD in accordance with the provisions of the Texas Business Corporation Act and the Texas Limited Liability Company Act (collectively, the "Merger Law"), whereupon the separate existence of DYNAMIC shall cease and COAD shall be the survivor, COAD and DYNAMIC are sometimes referred to herein as "Constituent Companies", hereinafter referred to as the "Surviving Company".

     B. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Closing, the Constituent Companies shall execute and file Articles of Merger, prepared by counsel to DESIGN in a form reasonably acceptable to counsel to DYNAMIC (the "Articles of Merger"), with the Secretary of State of the State of Texas in accordance with the Merger Law, and shall otherwise make all other filings or recordings required by the Merger Law in connection with the Merger. The Merger shall become effective at such date and time as the Articles of Merger are duly filed with, and accepted by, the Secretary of State (the "Effective Time").

     C. At the Effective Time, the separate existence of DYNAMIC shall cease and DYNAMIC shall be merged with and into COAD and COAD shall be the Surviving Company.

     D. From and after the Effective Time: (i) the Articles of Incorporation of the Surviving Company shall be the Articles of Incorporation of COAD; (ii) the Bylaws of COAD as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company, until thereafter amended in accordance with applicable law; (iii) the directors of COAD at the Effective Time shall become the directors of the Surviving Company, until their respective successors are duly elected or appointed and qualified in accordance with applicable law; and (iv) the officers of COAD at the Effective Time shall become the initial officers of the Surviving Company, to serve at the pleasure of the board of directors of the Surviving Company.

     E. At the Effective Time by virtue of the Merger and the applicable provisions of the Merger Law and without any further action on the part of the Constituent Companies, all rights, franchises, and interests of DYNAMIC in and to every type of property (real, personal, and mixed) and causes of action shall be transferred to and vested in the Surviving Company by virtue of the Merger without any deed or other transfer, and the Surviving Company at the Effective Time and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests in the same manner and to the same extent as such rights, franchises, and interest were held or enjoyed by DYNAMIC and DESIGN, respectively, immediately prior to the Effective Time. All corporate acts, plans, policies, contracts, approvals, and authorizations of DYNAMIC and DESIGN, and their respective shareholders, Boards of Directors, committees elected or appointed thereby, officers, and agents, which were valid and effective immediately prior to the Effective Time of the Merger, shall be taken for all purposes as the acts, plans, policies, contracts, approvals, and authorizations of the Surviving Company, and shall be as effective and binding thereon as the same were with respect to DYNAMIC and DESIGN.

     F. At the Effective Time, the Surviving Company shall be liable for all liabilities of DYNAMIC and DESIGN, and all debts, liabilities, obligations, and contracts of DYNAMIC and DESIGN, respectively, whether matured or unmatured, whether accrued, absolute, contingent, or otherwise, and whether or not reflected or reserved against on balance sheets, books, accounts, or records of DYNAMIC or DESIGN, as the cases may be, shall be those of, and are hereby expressly assumed by, the Surviving Company, and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property of either DYNAMIC or DESIGN shall be preserved unimpaired. At the Effective Time, the Surviving Company shall be liable for all then existing indemnification obligations of DYNAMIC and DESIGN, under their respective Articles of Incorporation, Bylaws, Articles of Organization, Regulations, or under any other agreement.

     G. At the Effective Time, the Membership Interests of DYNAMIC shall be converted into the right to receive the cash and Common Stock, par value $0.01 per share of DESIGN in the amount set forth on Schedule
          4.01 (the "Merger Consideration").

     SECTION 4.02. CLOSING. The closing ("Closing") of the transactions contemplated by this Agreement shall be close of business as of the 28th day of May, 1999.

     SECTION 4.03.  CLOSING EVENTS.

     A. As of the Closing, each of the respective parties hereto shall authorize the filing of the Articles of Merger.

     B. At the Closing, the Members of DYNAMIC shall receive the Merger Consideration from DESIGN consisting of (i) $100,000.00 in cash; and
          (ii) 524,000 shares of DESIGN. All such cash and shares of common stock of DESIGN shall be distributed among the Members of DYNAMIC as shown in Schedule 4.01 hereof.

     C.   In addition to the stock and cash referred to in Subsection B of this
          Section 4.03, the Members of DYNAMIC shall receive from DESIGN, the aggregate, $100,000.00 in cash to be distributed in four (4) $25,000.00 installments beginning on August 31, 1999, and continuing on November 30, 1999, February 29, 2000, and May 31, 2000. Such cash payments shall be distributed among the Members of DYNAMIC as shown in
          Schedule 4.01 hereof. DESIGN shall provide written evidence of such obligation as may be requested from time to time by the Members of DYNAMIC set forth on Schedule 4.01.

     D. On June 1, 2000, DESIGN shall deliver to the Members of DYNAMIC the additional Merger Consideration provided for in Schedule 4,01, together with all documentation required thereby evidencing the closing price calculation.

     E. If at any time after the Closing, or after June 1, 2000 to the extent any additional Merger Consideration shares are issued, DESIGN shall receive a written request from the majority of the Members to effect the registration under the Securities Act of any Common Stock owned by the Members, then as soon as practicable thereafter, but in no event later than 90 days following the receipt of such request, DESIGN shall file a registration statement with the Securities and Exchange Commission with respect to such DESIGN Common Stock and shall thereafter use its best efforts to cause such registration to become effective under the Securities Act in accordance with the provisions of this paragraph. The Company shall be responsible for all expenses in connection with the registration including legal, accounting and filing fees. The same registration obligations set forth in this paragraph will be applicable with respect to any such additional shares which may be issued pursuant to Schedule 4.01 on June 1, 2000.

     SECTION 4.04. PIGGYBACK REGISTRATION RIGHTS. The individuals named in
Schedule 4.01 (Holder) are granted right to Piggyback on a firm commitment underwriting of DESIGN securities for three (3) years with the shares set forth beside their names as follows:

     A. (1) DESIGN will (i) promptly give to the Holder written notice of any registration relating to a firm commitment public offering of DESIGN securities; and (ii) include in such registration (and related qualification under blue sky laws or other compliance, unless such expense or terms of such qualification is unreasonable in comparison to the number of securities to be registered in such jurisdiction, as determined in the sole discretion of DESIGN), and in the underwriting involved therein, all the Securities specified in Holder's written request or requests, herein within 30 days after the date of such written notice from DESIGN.

          (2) The right of Holder to registration shall be conditioned upon Holder's participation in such underwriting, and the inclusion of the Securities in the underwriting shall be limited to the extent provided herein. The Holder and all other holders proposing to distribute their securities through such underwriting shall (together with DESIGN and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by DESIGN. Notwithstanding any other provision of this Agreement, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit some or all of the Securities that may be included in the registration and underwriting as follows: the number of Securities that may be included in the registration and underwriting by the Holder shall be determined by multiplying the number of shares of Securities of all selling shareholders of DESIGN which the managing underwriter is willing to include in such registration and underwriting, times a fraction, the numerator of which is the number of Securities requested to be included in such registration and underwriting by the Holder, and the denominator of which is the total number of Securities which all selling shareholders of DESIGN have requested to have included in such registration and underwriting. To facilitate the allocation of shares in accordance with the above provisions, DESIGN may round the number of shares allocable to any such person to the nearest 100 shares. If the Holder disapproves of the terms of any such underwriting it may elect to withdraw therefrom by written notice to DESIGN and the managing underwriter, delivered not less than seven days before the effective date. Any securities withdrawn from such underwriting by the Holder shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to 120 days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

     B. REGISTRATION PROCEDURE. With respect to each Registration Right, the following provisions shall apply:

          (1) The Holder shall be obligated to furnish to DESIGN and the underwriters (if any) such information regarding the Securities and the proposed manner of distribution of the Securities as DESIGN and the underwriters (if any) may request in writing and as shall be required in connection with any registration, qualification or compliance referred to herein and shall otherwise cooperate with DESIGN and the underwriters (if any) in connection with such registration, qualification or compliance.

          (2) With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities (used herein as defined in Rule 144 under the Securities Act) to the public without registration, DESIGN agrees to use its best lawful efforts to:

               (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times during which DESIGN is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act");

               (b) File with the Commission in a timely manner all reports and other documents required of DESIGN under the Securities Act and the Exchange Act (at all times during which DESIGN is subject to such reporting requirements); and

               (c) Remove all restrictive legends and stop transfer orders applicable to any shares to be sold under Rule 144.

          (3) All expenses (except for costs of any interim audit required by underwriters, any underwriting and selling discounts and commissions and legal fees for Holder's attorneys) of any registrations permitted pursuant to this Agreement and of all other offerings by DESIGN (including, but not limited to, the expenses of any qualifications under the blue-sky or other state securities laws and compliance with governmental requirements of preparing and filing any post-effective amendments required for the lawful distribution of the Securities to the public in connection with such registration, of supplying prospectuses, offering circulars or other documents) will be paid by DESIGN.

          (4) In connection with the preparation and filing of a registration statement under the Securities Act pursuant to this Agreement, DESIGN will give the Holder, its counsel and accountants, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of DESIGN with its officers and the independent public accountants who have certified its financial statements as shall be necessary to conduct a reasonable investigation within the meaning of the Securities Act.

     C. INDEMNIFICATION BY DESIGN. (1) In the event of any registration of the Securities of DESIGN under the Securities Act, DESIGN agrees to indemnify and hold harmless the Holder and each other person who participates as an underwriter in the offering or sale of such securities against any and all claims, demands, losses, costs, expenses, obligations, liabilities, joint or several, damages, recoveries and deficiencies, including interest, penalties and attorneys' fees (collectively, "Claims"), to which the Holder or underwriter may become subject under the Securities Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based on any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which Holder's Securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and DESIGN will reimburse the Holders and each such underwriter for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Claim (or action or proceeding in respect thereof); provided that DESIGN shall not be liable in any such case to the extent that any such Claim (or action or proceeding in respect thereof) or expense arises out of or is based on an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance on and in conformity with written information furnished to DESIGN through an instrument duly executed by the Holders specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Holders or any such underwriter and shall survive the transfer of the Securities by the Holder.

          (2) INDEMNIFICATION BY THE HOLDER. DESIGN may require, as a condition to including the Securities in any registration statement filed pursuant to this Agreement, that DESIGN shall have received an undertaking satisfactory to it from the Holder, to indemnify and hold harmless DESIGN, each director of DESIGN, each officer of DESIGN and each other person, if any, who controls DESIGN, within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance on and in conformity with written information furnished to DESIGN through an instrument duly executed by the Holder specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Notwithstanding-standing the foregoing, the maximum liability hereunder which any holder shall be required to suffer shall be limited to the net proceeds to such Holder from the Shares sold by such Holder in the offering. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of DESIGN or any such director, officer or controlling person and shall survive the transfer of the Securities by the Holder.

          (3) NOTICES OF CLAIMS, ETC. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a Claim referred to in this Subsection C, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Subsection C, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnifying party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such Claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such Claim.

          (4) INDEMNIFICATION PAYMENTS. The indemnification required by this Article shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

                                      ARTICLE V
                                  SPECIAL COVENANTS

     SECTION 5.01. ACCESS TO PROPERTIES AND RECORDS. DESIGN and DYNAMIC will each afford to the officers and authorized representa-tives of the other, full access to the properties, books, and records of each other as the case may be, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other, as the case may be, as the other shall from time to time reasonably request.

     SECTION 5.02. DELIVERY OF BOOKS AND RECORDS. At the Closing, DYNAMIC shall deliver to Ronald B. Pruitt, attorney for DESIGN and COAD, the originals of the Limited Liability Company books, books of account, contracts, records, and all other books or documents.

     SECTION 5.03.  SPECIAL COVENANTS AND REPRESENTATIONS REGARDING THE
EXCHANGED STOCK.                (THIS SECTION OMITTED)

     SECTION 5.04. THIRD PARTY CONSENTS AND CERTIFICATES. DESIGN and DYNAMIC agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the trans-actions herein and therein contemplated.


     SECTION 5.05.  ACTIONS PRIOR TO CLOSING.

     A. From and after the date of this Agreement until the Closing Date and except as set forth in the Agreement or Schedules attached hereto or as permitted or contemplated by this Agreement, DESIGN and DYNAMIC respectively, will each:

     (i) carry on its business in substantially the same manner as it has heretofore;

    (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

   (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

    (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

     (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

    (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

     B. From and after the date of this Agreement until the Closing Date, neither DYNAMIC nor DESIGN will:

     (i) make any change in their articles of incorporation or articles of organization, bylaws or regulations;


    (ii)  take any action described in Section 1.07 in the case of DESIGN or
          Section 3.06 in the case of DYNAMIC (all except as permitted therein or as disclosed in the applicable party's schedules); or

   (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services.


                                      ARTICLE VI
                    CONDITIONS PRECEDENT TO OBLIGATIONS OF DESIGN

     The obligations of DESIGN under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     SECTION 6.01. ACCURACY OF REPRESENTATIONS. The representa- tions and warranties made by DYNAMIC in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and DYNAMIC shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by DYNAMIC prior to or at the Closing. DESIGN shall be furnished with a certificate, signed by a duly authorized MEMBER of DYNAMIC and dated the Closing Date, to the foregoing effect.

     SECTION 6.02. OFFICER'S CERTIFICATES. DESIGN shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized MEMBER of DYNAMIC to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of DYNAMIC threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

     SECTION 6.03. NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of DYNAMIC nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of DYNAMIC.

     SECTION 6.04. GOOD STANDING. DESIGN shall have received a certificate of good standing from the Secretary of State of the State of Texas or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that DYNAMIC is in good standing in the State of Texas and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

     SECTION 6.05.  OTHER ITEMS.

     A. DESIGN shall have received or waived uniform commercial code certificates from the appropriate state or local authority or agency for each county and state in which any personal property of DYNAMIC with a value in excess of $1,000 is situated, dated as of the Closing Date, to the effect that there are no liens on such personal property, other than those disclosed in a schedule attached hereto.

     B. DESIGN shall have received or waived such further documents, certificates, or instruments relating to the transactions contemplated hereby as DESIGN may reasonably request.


                                     ARTICLE VII
                         CONDITIONS PRECEDENT TO OBLIGATIONS
                                      OF DYNAMIC

     The obligations of DYNAMIC under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     SECTION 7.01. ACCURACY OF REPRESENTATIONS. The representa-tions and warranties made by DESIGN in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and DESIGN shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by DESIGN prior to or at the Closing. DYNAMIC shall have been furnished with a certificate, signed by a duly authorized executive officer of DESIGN and dated the Closing Date, to the foregoing effect.

     SECTION 7.02. OFFICER'S CERTIFICATE. DYNAMIC shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of DESIGN to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of DESIGN threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

     SECTION 7.03. NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of DESIGN nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of DESIGN.

     SECTION 7.04. GOOD STANDING. DYNAMIC shall have received a certificate of good standing from the Secretary of State of the State of Texas or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that DESIGN is in good standing in the State of Texas and has filed all franchise tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.


                                     ARTICLE VIII
                                     TERMINATION

     SECTION 8.01. TERMINATION. The parties may terminate this Agreement as provided below:

     A. DESIGN and DYNAMIC may terminate this Agreement by mutual written consent at any time prior to Closing;

     B. DESIGN may terminate this Agreement by giving written notice to DYNAMIC at any time prior to Closing in the event DYNAMIC is in breach, and DYNAMIC may terminate this Agreement by giving written notice to DESIGN at any time prior to Closing in the event DESIGN is in breach, of any material representation, warranty, or covenant contained in this Agreement in any material respect; provided, however, no party may terminate for such breach by the other party if the terminating party is itself in breach hereunder;

     C. DYNAMIC may terminate this Agreement by giving written notice to DESIGN in the event the Closing has not taken place within sixty (60) days from the date hereof.

     SECTION 8.02. EFFECT OF TERMINATION. If any party terminates this Agreement in accordance with Section 8.01 (A) or (C) all obligations of the parties hereunder shall terminate without any liability of any party to the other party (except for any liability of any party then in breach). In the event of such termination the respective parties covenant and agree to return all documents and information obtained from one another and to keep all such information confidential and not to use it for competitive purposes or otherwise.

                                      ARTICLE IX
                                    MISCELLANEOUS

     SECTION 9.01. BROKERS. DESIGN and DYNAMIC agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. DYNAMIC and DESIGN each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finders' fee arising from the trans-actions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party other.

     SECTION 9.02. GOVERNING LAW. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Texas.

     SECTION 9.03. NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given in personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

     If to DESIGN, to:      Carl R. Rose
                            3200 Wilcrest, Suite 370
                            Houston, Texas  77042

                            Charles Leaver
                            3200 Wilcrest, Suite 370
                            Houston, Texas  77042

     With copies to:        Ronald B. Pruitt
                            2950 N. Loop W., Suite 270
                            Houston, Texas  77092


     If to DYNAMIC, to:     Dynamic Professional Services, L.L.C.
                            P. O Box 13434
                            Austin, Texas 78711

     With copies to:        Patrick J. Kennedy, Jr.
                            KENNEDY, BARIS & LUNDY, L.L.P.
                            112 East Pecan Street, Ste. 2550
                            San Antonio, Texas 78205

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.


     SECTION 9.04. ARBITRATION.

     A. Any dispute, claim or controversy arising out of or relating to this Agreement or the interpretation or breach hereof shall be resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association (the "AAA Rules") to the extent such AAA Rules are not inconsistent with this Agreement. Judgment upon the award of the arbitrator(s) may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The demand for arbitration shall be made by any party hereto within a reasonable time after the claim, dispute or other matter in question has arisen, and in any event shall not be made after the date when institution of legal proceedings, based on such claim, dispute or other matter in question, would be barred by this Agreement or the applicable statute of limitations. The place of arbitration shall be Houston, Texas.
          The arbitrator(s) shall be instructed to render its (their) decision within sixty (60) days after its (their) selection and to allocate all costs and expenses of such arbitration (including legal and accounting fees and expenses of the respective parties) to the parties in the proportions that reflect their relative success on the merits (including the successful assertion of any defenses).

     B. Nothing contained in this Section 9.04 shall prevent any party hereto from seeking any equitable relief to which it would otherwise be entitled from a court of competent jurisdiction.

     SECTION 9.05. CONFIDENTIALITY. Each party hereto agrees with the other parties that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, member, officer, director, or employee, or from any books or records or from personal inspection, or such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. This covenant shall survive termination of this Agreement.

     SECTION 9.06. SCHEDULES; KNOWLEDGE. Each party is presumed to have full knowledge of all information disclosed in the other party's schedules delivered pursuant to this Agreement. Whenever any representation or warranty of DESIGN or COAD contained herein or in any other document executed and delivered in connection herewith is based upon the knowledge of DESIGN or COAD, such knowledge shall be deemed to include (i) the best actual knowledge, information and belief of the executive officers of DESIGN or COAD and (ii) any information which any such officer would reasonably be expected to be aware of in the prudent discharge of his duties in the ordinary course of business.

     Whenever any representation or warranty of DYNAMIC contained herein or in any other document executed and delivered in connection herewith is based upon the knowledge of DYNAMIC, such knowledge shall be deemed to include (i) the best actual knowledge, information and belief of the MEMBERS of DYNAMIC without inquiry, and (ii) any information which any such MEMBER would reasonably be expected to be aware of in the prudent discharge of his duties in the ordinary course of business on behalf of DYNAMIC.

     SECTION 9.07. THIRD PARTY BENEFICIARIES. This contract is solely between DESIGN, DYNAMIC and COAD except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

     SECTION 9.08. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

     SECTION 9.09. SURVIVAL. The representations, warranties, and covenants of the respective parties shall terminate one (1) year from the Closing Date and the consummation of the transactions herein contemplated.

     SECTION 9.10. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     SECTION 9.11. AMENDMENT OR WAIVER. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above-written.

     By mutual agreement, the date for execution of the Agreement and Plan of Merger in the Letter of Intent dated May 10, 1999 by and between Dynamic Professional Services, L.L.C., COAD Solutions, Inc. and the parent of COAD Solutions, Inc., Design Automation Systems, Inc., is extended to June 4, 1999.

                         DESIGN AUTOMATION SYSTEMS, INC.



                         By: /s/ Charles Leaver
                             ------------------------------------------
                             Charles Leaver, President




                         COAD SOLUTIONS, INC.



                         By: /s/ Tom Scheifler
                             ------------------------------------------
                             Tom Scheifler, Vice-President

                         DYNAMIC PROFESSIONAL SERVICES, L.L.C.



                         By: /s/ Richard Kyle Carter
                             ------------------------------------------
                             Richard Kyle Carter, Managing Member


                         By: /s/ Robert Brian Cohan
                             ------------------------------------------
                             Robert Brian Cohan, Managing Member



                         By: /s/ Juan Francisco Guerrero
                             ------------------------------------------
                             Juan Francisco Guerrero, Managing
                             Member



                         By: /s/ David Vincent Launey
                             ------------------------------------------
                             David Vincent Launey, Managing
                             Member

                                    SCHEDULE 4.01


CASH AT CLOSING:

     $100,000.00 at closing distributed as follows:

     Robert Brian Cohan            $ 12,000.00
     Richard Kyle Carter             12,000.00
     Juan Francisco Guerrero         25,000.00
     David Vincent Launey            25,000.00
     Marie Navarez Cohan             13,000.00
     Regina Galindo Carter           13,000.00

INSTALLMENT PAYMENT:

     $100,000.00 payable in four (4) $25,000.00 increments with the first payment ninety (90) days after closing distributed each payment as follows:

     Robert Brian Cohan            $  3,000.00
     Richard Kyle Carter              3,000.00
     Juan Francisco Guerrero          6,250.00
     David Vincent Launey             6,250.00
     Marie Navarez Cohan              3,250.00
     Regina Galindo Carter            3,250.00

COMMON STOCK OF DESIGN AUTOMATION SYSTEMS, INC. AT CLOSING (RESTRICTED): Up to a maximum of 524,000 shares determined by below stated formula:

     The number of shares each member is to receive at the closing is:

     Robert Brian Cohan             62,880
     Richard Kyle Carter            62,880
     Juan Francisco Guerrero       131,000
     David Vincent Launey          131,000
     Marie Navarez Cohan            68,120
     Regina Galindo Carter          68,120

                            ADDITIONAL STOCK CONSIDERATION

     If on June 1, 2000, the closing price (as determined by NASDAQ or other mutually agreeable market quotation system) of Design Automation Systems, Inc. Common Stock ("Design Common Stock") for the prior 15 business days is less than $5.15 per share, the Members of Dynamic will each immediately receive as additional Merger Consideration his or her pro rata share of Design Common Stock in an amount equal to 5,340 shares for each $0.01 below $5.15 per share. The pro rata percentages of the Members are:

               Robert Brian Cohan            12.00%
               Richard Kyle Carter           12.00%
               Juan Francisco Guerrero       25.00%
               David Vincent Launey          25.00%
               Marie Navarez Cohan           13.00%
               Regina Galindo Carter         13.00%

     For example, if the average closing price of Design Common Stock as of the 15 days prior to June 1, 2000 is $4.15, the Members would receive his or her pro rata share of 534,000 shares.

     Design agrees to reserve for issuance at least 2,750,000 shares of Design Common Stock for issuance to the Members of Dynamic in accordance with this paragraph. The amount of Design Common Stock issuable pursuant to this provision shall be adjusted for any reclassification, split up or other change in capital which would affect the number of shares issued and outstanding or issuable pursuant to stock options, stock warrants or other obligations to issue shares not disclosed on the Closing Date or which would otherwise affect the price of the shares. Design covenants and agrees that it will provide documentation to the Members of Dynamic evidencing the average closing price of the Design Common Stock for the 15 business days prior to June 1, 2000. Such documentation shall include any and all information relating to the shares traded, including but not limited to the record and beneficial owners of any shares bought or sold during such period of time, the price and amount of shares traded and a certificate from the senior officers of Design that none of the shares or trades involved during such 15 day period were beneficially owned, controlled, directly or indirectly, by Design or any of its affiliates and that neither Design nor any of its affiliates took any direct or indirect action to influence the share price during such 15 day period. To the extent that any such documentation is not readily available on June 1, 2000, then Design agrees to provide the Dynamic Members access to such information not later than July 1, 2000.

     The right granted hereby is not assignable by a Member.